Exhibit 99.1

AMETEK ANNOUNCES $1 BILLION SHARE REPURCHASE AUTHORIZATION

Berwyn, Pa., May 6, 2022 – AMETEK, Inc. (NYSE: AME) today announced that its Board of Directors has approved a $1 billion share repurchase authorization. This authorization replaces an earlier $500 million share repurchase authorization approved by the Board in February 2019, of which approximately $313 million remained available.

"While the primary use of our strong cash flow remains strategic acquisitions, this increased share repurchase authorization provides us with added flexibility to enhance shareholder value through the opportunistic repurchases of our common stock,” commented David A. Zapico, AMETEK Chairman and Chief Executive Officer.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2021 sales of $5.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:

Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247